Revenue Sharing Agreement

This agreement is made effective the 1st of April, 2023 between First National Advisers, LLC dba Private Wealth Reserve (“PWR”) and Tributary Capital Management, LLC (“Tributary”).

WHEREAS, PWR, plans to make the Tributary Small Company Fund, Tributary Balanced Fund, Tributary Short/Intermediate Bond Fund, Tributary Income Fund and Tributary Nebraska Tax-Free Fund (each, a “Fund” and collectively, the “Funds”) available for purchase;

WHEREAS, Tributary serves as the investment adviser to the Funds;

WHEREAS, PWR offers a rebate to retirement accounts to ensure the accounts are in compliance with ERISA and IRC rules overseeing the administration of those accounts;

WHEREAS, in order to cover certain costs associated with administering and offering the Funds specifically to retirement related accounts in their line- ups, PWR has requested that it receive compensation from Tributary;

WHEREAS, Tributary is willing to compensate PWR for such services on the terms and conditions hereinafter set forth;

NOW, THEREFORE, it is hereby mutually agreed as follows:

1. PWR will be responsible for all activities related to PWR retirement clients including but not limited to administrative functions, shareholder communication, statements and educational programs.

2. In return for the above services, Tributary agrees to pay PWR an annualized fee of half of the net advisor fee earned as shown in the Funds’ prospectus which updates annually on or around August 1st. Tributary will communicate the updated figures to PWR annually when available. Tributary’s net advisor fee is net of waivers and sub-adviser payments, as applicable. The fee will be calculated monthly based on the month-end balances.

3. This agreement may be terminated or amended by giving written notice of the intentions at least 30 days in advance.

Tributary Capital Management, LLC		First National Advisers, LLC
dba Private Wealth Reserve

By:	/s/ Mark Wynegar	By:	/s/ Craig Sall

Name:	Mark Wynegar	Name:	Craig Sall

Title:	President	Title:	President